NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, October 30, 2026

LyondellBasell reports third quarter 2026 earnings

•Net income: $758 million, $828 million excluding identified items1
•Diluted earnings per share: $2.32 per share, $2.54 per share excluding identified items
•EBITDA: $1.4 billion, $1.5 billion excluding identified items
•Continued strong EBITDA margin reflecting the resilience of our global, cost-advantaged portfolio, ongoing execution of our Value Enhancement Program and diversified end market exposure
•Demonstrated operational excellence through improved asset reliability and completion of the Clinton turnaround on time and under budget
•Increased cash by approximately $600 million during the quarter including planned €500 million debt repayment
•Progressed our Cash Improvement Plan including reducing global structural fixed costs
LyondellBasell Industries (NYSE: LYB) (the "company") today announced results for the third quarter 2026. Comparisons with the prior quarter and third quarter 2025 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Sales and other operating revenues	$8,499	$9,177	$7,727	$24,873	$23,062
Net income (loss)	758	559	(890)	1,442	(598)
Diluted earnings (loss) per share	2.32	1.71	(2.77)	4.42	(1.89)
Weighted average diluted share count	323	323	322	323	322
EBITDA[1]	1,420	1,252	(480)	3,240	781
Excluding Identified Items1

Net income excluding identified items	$828	$1,401	$330	$2,392	$642
Diluted earnings per share excluding identified items	2.54	4.30	1.01	7.34	1.96
Loss on sale of business, pre-tax	—	734	6	734	6
Asset write-downs, pre-tax	—	74	1,202	89	1,234
Cash Improvement Plan costs, pre-tax	2	31	7	33	27
Site closure costs, pre-tax	77	30	—	111	117
European transaction costs, net of transition service agreement income, pre-tax	(9)	(11)	17	(10)	27
(Income) loss from discontinued operations, pre-tax	22	17	83	57	(66)
EBITDA excluding identified items	1,512	2,127	835	4,254	2,126
(1) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Tables 2-4 for reconciliations or calculations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain/loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs, net of transition service agreement income, and discontinued operations.

“In an evolving macroeconomic environment, we delivered another quarter of strong earnings and robust cash conversion through disciplined execution underscored by the strength of our global, cost-advantaged portfolio.” said Peter Vanacker, LYB chief executive officer. “We are leveraging the flexibility and resilience of our leaner structure by optimizing feedstocks, directing products to the most attractive markets and aligning operating rates with demand. The strength of our oxyfuels business and materially higher Intermediates & Derivatives profitability highlight the benefits of our diversified portfolio. We continue to prioritize safety, reliability and cost discipline, to maximize margins, generate cash and deliver sustainable value for our shareholders.”

THIRD QUARTER 2026 RESULTS
The company reported net income for the third quarter 2026 of $758 million, or $2.32 per diluted share. During the quarter, the company recognized $70 million of identified items, net of tax. These items, which impacted third quarter earnings by $0.22 per diluted share, included closure costs for a European propylene oxide (PO) joint venture. Third quarter 2026 EBITDA was $1.4 billion, or $1.5 billion excluding identified items.

Market conditions remained dynamic throughout the third quarter, as ongoing geopolitical uncertainty led to diverging impacts in our key markets. Compared with the second quarter, profitability fell in the Olefins and Polyolefins (O&P) – Americas segment, driven by lower prices for polymers and olefin products. However, the industry's integrated polyethylene margins ended the third quarter at approximately 50% above 2025 levels, supported by positive polyethylene price momentum in September. The company completed the planned turnaround at Clinton on time and under budget, reflecting the ongoing focus on operational excellence. In the O&P – Europe, Asia and International segment, polymer prices fell which pressured margins. Volumes in the third quarter were also lower sequentially, reflecting the sale of certain European assets in May 2026.

Intermediates and Derivatives (I&D) delivered materially higher quarterly profitability, largely driven by oxyfuels. Through the Value Enhancement Program, LYB increased utilization of the Channelview PO/TBA asset to approximately 110%. Bayport PO/TBA operated at full rates after a successful restart in June, leveraging strong customer demand and providing additional support to earnings. Global supply disruptions led to higher crack spreads, and favorable gasoline blend economics boosted octane values. These factors significantly expanded Europe and U.S. oxyfuel margins. Acetyls also benefited from improved reliability at LaPorte.

LYB generated $1.7 billion in cash from operating activities during the third quarter, including a release of working capital. Capital allocation was balanced between capital expenditures of $303 million and $224 million of shareholder returns through dividends. The company also repaid its €500 million note maturity in September as planned. At the end of the quarter, LYB held $3.2 billion in cash and cash equivalents and $7.7 billion in available liquidity.

OUTLOOK
Conditions in the Middle East are likely to remain fluid and a potential return to pre-conflict conditions is likely to be non-linear and take longer than anticipated. Customer buying patterns have been impacted by inventory levels and price volatility, however polyethylene domestic and export demand is strong and polymer pricing improved through the end of the third quarter. Additionally, oxyfuels margins and demand remain strong. As markets continue to adjust, reliable supply and operational flexibility are expected to remain important differentiators. The company's cost-advantaged assets and exposure to diverse end markets are well positioned to underpin future earnings and cash flow.

In the fourth quarter, we expect normal seasonal demand patterns along with ongoing supply uncertainty. The company has a planned maintenance project in a North American polypropylene asset. To align with global demand and the company's planned maintenance, LYB expects fourth quarter operating rates of 85% for North American O&P assets, 60% for European O&P assets and 75% for Intermediates & Derivatives assets. The fourth quarter is expected to deliver a seasonal release of working capital.

LYB remains focused on commercial and operational agility in this dynamic market while continuing to execute the Cash Improvement Plan. The company's capital allocation priorities remain unchanged: safely operate and maintain assets, strengthen the balance sheet through disciplined deleveraging, maintain an attractive dividend and invest selectively in opportunities that enhance long-term shareholder value.

CONFERENCE CALL
LYB will host a conference call October 30 at 11 a.m. EDT. Participants on the call will include CEO Peter Vanacker, Executive Vice President and Chief Financial Officer Agustin Izquierdo, Executive Vice President of Global Olefins and Polyolefins Kim Foley, Executive Vice President of Intermediates and Derivatives Aaron Ledet, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Dennison. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at investors.lyondellbasell.com/earnings. A replay of the call will be available from 1 p.m. ET October 30 until November 30, 2026. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13746219.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB), a global leader in the chemical industry. We develop, manufacture and market innovative products for applications ranging from transportation and infrastructure to food safety, clean water and quality healthcare.

We hold leading positions in polyolefins, oxyfuels, propylene oxide and acetyls. Our focus on safe and reliable operations, proprietary technologies and strong portfolio position us for success. Through disciplined investments, we strengthen our core businesses, and build profitable circular and low-carbon solutions that create long-term value for our customers, investors and other stakeholders.

Our commitment to an inclusive global workplace enables employees to do their best work as they create solutions for everyday sustainable living. For more information, please visit https://www.lyondellbasell.com/ or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, including the prolonged industry downturn, the business cyclicality of the chemical and polymers industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products; industry production capacities, operating rates, and the pace of global capacity rationalizations; the impacts and scope of the global supply disruption resulting from the conflict in Ukraine and the Middle East; our ability to manage costs; future financial and operating results; our ability to complete capital projects on time and on budget and successfully operate the asset; our ability to align our assets and grow and upgrade our core; our ability to reduce our fixed costs and increase cash flow; legal and environmental proceedings; tax rulings and related consequences or proceedings; the impacts of tariffs and trade disruptions; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; our ability to improve the business performance of our Advanced Polymers Solutions segment and its ability to secure new customers; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; our ability to maintain our investment-grade credit rating and execute our capital allocation strategy, including our ability to pay dividends; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2025, which can be found at www.LyondellBasell.com on the Investors page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense, net, provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for lower of cost or market (“LCM”), gain/loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs, net of transition service agreement income, and discontinued operations. Asset write-downs include impairments of goodwill and impairments of long-lived assets. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain/loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other-than-temporary, the investment is written down to its estimated fair value. In June 2025, we announced the divestiture of select olefins and polyolefins assets and the associated businesses in Europe, in May 2026 we completed the divestiture. In connection with the divestiture we recognized selling expenses, separation costs and employee-related charges (collectively referred to as "European transaction costs"), income from the transition service agreement and loss on sale of business. In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in the recognition of shutdown-related charges in our Intermediates & Derivatives ("I&D") segment. Additionally, we recognized shutdown and employee-related charges related to sites in our Advanced Polymer Solutions ("APS") and Olefins & Polyolefins – Europe, Asia, International ("O&P-EAI") segments. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at investors.lyondellbasell.com.

###

Source: LyondellBasell Industries

Investor Contact: David Dennison +1 713-309-4987
Media Contact: Barrie Lee +1 713-309-4791

Table 2 - Reconciliations of Net Income (Loss) to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items
	Three Months Ended			Nine Months Ended
Millions of U.S. dollars	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income (loss)	$758	$559	$(890)	$1,442	$(598)
Identified items
add: Loss on sale of business, pre-tax(a)	—	734	6	734	6
add: Asset write-downs, pre-tax(b)	—	74	1,202	89	1,234
add: Cash Improvement Plan costs, pre-tax(c)	2	31	7	33	27
add: Site closure costs, pre-tax(d)	77	30	—	111	117
add: European transaction costs, net of transition service agreement income, pre-tax(e)	(9)	(11)	17	(10)	27
less: (Income) loss from discontinued operations, pre-tax	22	17	83	57	(66)
less: Benefit from income taxes related to identified items	(22)	(33)	(95)	(64)	(105)
Net income excluding identified items	$828	$1,401	$330	$2,392	$642

Net income (loss)	$758	$559	$(890)	$1,442	$(598)
Provision for (benefit from) income taxes	183	232	(49)	409	91
Depreciation and amortization	370	347	350	1,059	1,005
Interest expense, net	109	114	109	330	283
EBITDA	1,420	1,252	(480)	3,240	781
Identified items
add: Loss on sale of business(a)	—	734	6	734	6
add: Asset write-downs(b)	—	74	1,202	89	1,234
add: Cash Improvement Plan costs(c)	2	31	7	33	27
add: Site closure costs(d)	77	30	—	111	117
add: European transaction costs, net of transition service agreement income(e)	(9)	(11)	17	(10)	27
less: EBITDA from discontinued operations	22	17	83	57	(66)
EBITDA excluding identified items	$1,512	$2,127	$835	$4,254	$2,126

(a) In May 2026, we disposed of select European O&P assets and the associated businesses, resulting in the recognition of a loss in our O&P-EAI segment. In September 2025, we sold our U.S. specialty powders business, resulting in the recognition of a loss in our APS segment.
(b) Includes asset write-downs in excess of $10 million in aggregate for the period. For the nine months ended September 30, 2026, we recognized non-cash asset write-downs of $89 million, including a $74 million impairment charge recognized in the second quarter related to a plastic waste sorting facility in Houston, Texas, within our Olefins & Polyolefins – Americas segment and $15 million related to property, plant and equipment ("PP&E") in the O&P-EAI segment. For the nine months ended September 30, 2025, we recognized non-cash asset write-downs of $1,234 million, which included non-cash goodwill impairment charges of $400 million in our O&P-EAI segment and $572 million in our APS segment, non-cash impairment charges of $111 million for intangible assets and $99 million for PP&E in our APS segment, and non-cash impairment charges of $43 million for PP&E related to the European assets classified as held for sale within our O&P-EAI segment.
(c) In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments.
(d) In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in shutdown-related charges of $76 million and $117 million for the nine months ended September 30, 2026 and 2025, respectively, within our I&D segment. Additionally, for the nine months ended September 30, 2026, we recognized $31 million of employee-related charges related to the planned closure of our polypropylene asset in Brindisi, Italy, within our O&P-EAI segment.
(e) In June 2025, we announced plans to sell select European O&P assets and the associated businesses, resulting in selling expenses, separation costs and employee-related charges in our O&P-EAI segment. Transition service agreement income was $10 million and $18 million, for the three and nine months ended September 30, 2026, respectively.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items
	Three Months Ended			Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Diluted earnings (loss) per share	$2.32	$1.71	$(2.77)	$4.42	$(1.89)
Identified items
add: Loss on sale of business	—	2.27	0.02	2.27	0.02
add: Asset write-downs(a)	—	0.18	3.51	0.21	3.58
add: Cash Improvement Plan costs	0.01	0.07	0.01	0.08	0.06
add: Site closure costs	0.17	0.06	—	0.24	0.27
add: European transaction costs, net of transition service agreement income	(0.02)	(0.03)	0.05	(0.02)	0.08
less: (Income) loss from discontinued operations	0.06	0.04	0.19	0.14	(0.16)
Diluted earnings per share excluding identified items	$2.54	$4.30	$1.01	$7.34	$1.96

(a) Includes asset write-downs in excess of $10 million in aggregate for the period.

Table 4 - Calculation of Cash and Liquid Investments and Total Liquidity
Millions of U.S. dollars	September 30, 2026
Cash and cash equivalents	$3,227
Restricted cash	8
Short-term investments	—
Cash and liquid investments	3,235
add:
Availability under Senior Revolving Credit Facility	3,750
Availability under U.S. Receivables Facility	700
Total liquidity	$7,685